Exhibit 4.5

SECOND AMENDMENT TO THE

AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT OF

GENERATION INCOME PROPERTIES, L.P.

October 12, 2020

This Second Amendment (this “ Amendment ”) to the Amended and Restated Limited Partnership Agreement, dated March 23, 2018, of Generation Income Properties, L.P., a Delaware limited partnership (the “ Partnership”), as amended by that certain First Amendment to the Amended and Restated Limited Partnership Agreement, dated May 21, 2019 (as amended, the “Partnership Agreement”), is entered into effective as of the date first written above in accordance with Section 11.01 of the Partnership Agreement. Capitalized terms used but not defined herein are used as defined in the Partnership Agreement.

R E C I T A L S

WHEREAS, the General Partner is the sole general partner of the Partnership; and

WHEREAS, in connection with a reverse stock split of all of the shares of GIP REIT that became effective on the date hereof (the “GIP Reverse Stock Split”), the General Partner deems it desirable to amend the Partnership Agreement to adjust the number of outstanding Common Units in the same manner and at the same time as the adjustment to the number of outstanding REIT Shares;

WHEREAS, the General Partner has determined that this Amendment is necessary and in the best interest of the Partnership.

NOW, THEREFORE, it is hereby agreed as follows:

A G R E E M E N T

NOW, THEREFORE, the Partnership Agreement is hereby amended as follows:

1. Adjustment to Common Units for GIP Reverse Stock Split. To adjust the number of outstanding Common Units to conform to the adjustment in the number of outstanding REIT Shares pursuant to the GIP Reverse Stock Split, the outstanding Common Units are hereby adjusted at a reverse split ratio of one for four (the “Reverse Split Ratio”), such that each four (4) Common Units issued and outstanding immediately prior to the date of this Amendment shall be reclassified, converted and combined into one (1) Common Unit, without any further action by the Partnership or any Partner, subject to the treatment of fractional share interests as described below. No fractional interest of a Common Unit shall be deliverable upon the GIP Reverse Stock Split. Holders of Common Units who otherwise would be entitled to receive fractional Common Units because they hold a number of Common Units not evenly divisible by the GIP Reverse Split Ratio will automatically be entitled to receive an additional fraction of a Common Unit to round up to the next whole Common Unit. Any certificate that immediately prior to the Effective Time represented Common Units (“Old Certificate”) shall thereafter represent that number of Common Units into which the Common Units represented by the Old Certificate shall have been combined, plus any additional fraction of Common Units to round up to the next whole Common Unit.

2. Modification to Exhibit A of Partnership Agreement. To reflect the foregoing, Exhibit A of the Partnership Agreement is hereby restated as set forth in Exhibit A attached hereto.

3. Approval of Amendment. This Amendment is adopted and approved solely by the General Partner and without the approval of the Limited Partners as is permitted by Section 11.01 of the Partnership Agreement.

4. Ratification. Except as expressly amended hereby, the Partnership Agreement is hereby ratified and confirmed and shall continue in full force and effect.

5. Governing Law. This Amendment shall be construed in accordance with and governed by the laws of the State of Delaware.

[Signature page follows]

IN WITNESS WHEREOF, the General Partner has executed and delivered this Amendment in accordance with Article XI of the Partnership Agreement, and as of the date first above written.

GENERATION INCOME PROPERTIES, INC., as General Partner

By:	/s/ David Sobelman
Name:	David Sobelman
Title:	President

EXHIBIT A

Partners; Units; Percentage Interests

(As of October 12, 2020)

Partner	Common Units	Percentage Interest
GENERAL PARTNER
Generation Income Properties, Inc. 401 East Jackson Street, Suite 3300 Tampa, Florida 33602	526,872	60.09%
LIMITED PARTNERS
GIP REIT OP Limited, LLC 401 East Jackson Street, Suite 3300 Tampa, Florida 33602	46	0.01%
Greenwal, LC 150 W. Main Street Suite 1100 Norfolk, Virginia 23510	248,250	28.31%
Riverside Crossing, L.C. 150 W. Main Street Suite 1100 Norfolk, Virginia 23510	101,663	11.59%

Totals	875,831	100.000%

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